EXHIBIT 11
MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE
Three and Six Months Ended June 30, 2009 and 2008

	Three Months Ended		Six Months Ended
	June 30,		June 30,
		As adjusted		As adjusted
	2009	2008	2009	2008
	(In thousands of dollars)
BASIC EARNINGS PER SHARE

Average common shares outstanding	124,244	123,834	124,122	103,981

Net loss	$(339,835)	$(99,885)	$(524,395)	$(134,382)

Basic (loss) earnings per share	$(2.74)	$(0.81)	$(4.22)	$(1.29)

DILUTED EARNINGS PER SHARE

Adjusted weighted average shares outstanding:
Average common shares outstanding	124,244	123,834	124,122	103,981
Common stock equivalents	—	—	—	—

Adjusted weighted average diluted shares outstanding (1)	124,244	123,834	124,122	103,981

Net loss	$(339,835)	$(99,885)	$(524,395)	$(134,382)

Diluted (loss) earnings per share	$(2.74)	$(0.81)	$(4.22)	$(1.29)

(1)	Per Statement of Financial Accounting Standards No. 128, “Earnings Per Share”, for the three and six months ended June 30, 2009 and 2008 the diluted weighted-average shares are equivalent to the basic weighted average shares due to a net loss from continuing operations.